EXHIBIT 10.4
2005 MOLEX SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
(As Amended and Restated, Generally Effective as of January 1, 2008)
PLAN HISTORY

PLAN ACTION	ADOPTED	EFFECTIVE
Original	July 29, 2005	January 1, 2005
Amended and Restated	December 31, 2005	January 1, 2005
Amended and Restated	March 31, 2006	January 1, 2006
Amended and Restated and Merger of The Molex Incorporated Supplemental Executive Retirement Plan into this plan	December 7, 2007	January 1, 2008

2005 Molex Supplemental Executive Retirement Plan

Article 1. Establishment and Purposes	1
1.1 Establishment	1
1.2 Purposes	1

Article 2. Definitions	2
2.1 “2003 SERP”	3
2.2 “Account”	2
2.3 “Affiliate”	2
2.4 “Beneficiary”	2
2.5 “Code”	2
2.6 “Committee”	2
2.7 “Company”	2
2.8 “Disability”	2
2.9 “Distribution Date”	3
2.10 “Election Form(s)”	3
2.11 “Employer”	3
2.12 “ERISA”	3
2.13 “Forfeiture”	3
2.14 “Initial Eligibility Date”	3
2.15 “Investment Elections”	3
2.16 “Participant”	3
2.17 “Plan”	3
2.18 “Plan Year”	3
2.19 “Profit Sharing Plan”	3
2.20 “Separation from Service”	3
2.21 “Supplemental Company Contributions”	4
2.22 “Trust Agreement” or “Trust”	4
2.23 “Trustee”	4
2.24 “Unforeseeable Emergency”	4
2.25 “Vested Benefit”	4

Article 3. Eligibility and Participation	4
3.1 Eligibility	4
3.2 Notice of Eligibility	5
3.3 Right to Participation or Employment	5
3.4 Effect of Subsequent Ineligibility	5

Article 4. Company Contributions	5
4.1 Annual Company Contributions	5
4.2 Vesting	5

Article 5. Distribution of Benefits	6
5.1 Time of Distribution	6
5.2 Benefits Upon Separation From Service	6
5.3 Benefits Upon Disability	6

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5.4 Benefits Upon Death	6
5.5 Payment Forms	7
5.6 Changes to Time and Form of Payment	7
5.7 Unforeseeable Emergency	8
5.8 Source of Assets for Benefits	8
5.9 Forfeitures	8
5.10 Withholding of Taxes	8

Article 6. Individual Accounts	9
6.1 Participants’ Accounts	9
6.2 Earnings and Losses	9
6.3 Distributions	9
6.4 Participant Statements	9

Article 7. The Trust	9
7.1 Establishment of Irrevocable Trust	9
7.2 Trustee	9
7.3 Investment Funds	9
7.4 Investment Managers	10
7.5 Assets	10
7.6 Funding	10

Article 8. Investment Elections and Allocations	10
8.1 Investment Election	10
8.2 Change of Prior Election	10
8.3 Form of Election	10
8.4 Transfer of Funds	10
8.5 Allocating Distributions	10

Article 9. Beneficiary Designation	11
9.1 Designation of Beneficiary	11
9.2 Death of Beneficiary	11
9.3 Ineffective Designation	11

Article 10. Administration	11
10.1 The Committee	11
10.2 Authority of the Committee	11
10.3 Delegation of Committee Members’ Powers	11
10.4 Manner of Action of the Committee	12
10.5 Decisions Binding	12
10.6 Indemnification	12
10.7 Claims Procedures	12

Article 11. Amendment and Termination	12
11.1 Right to Terminate and Amend	12
11.2 Notice of Termination	12
11.3 Effect of Termination	12

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11.4 Limitations on Amendments	12
11.5 Merger, Consolidation, Reorganization, or Transfer	13

Article 12. Participation In And Withdrawal from the Plan By An Employer	13
12.1 Affiliate Participation in the Plan	13
12.2 Withdrawal from the Plan	14

Article 13. Miscellaneous	14
13.1 Costs of the Plan	14
13.2 Nontransferability	14
13.3 Successors	14
13.4 Severability	14
13.5 Applicable Law	14
13.6 Gender and Number	14

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2005 MOLEX SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
(As Amended and Restated Generally Effective as of January 1, 2008)
     WHEREAS, Molex Incorporated, a Delaware corporation (the “Company”), established the 2005 Molex Supplemental Executive Retirement Plan effective as of January 1, 2005 (the “Plan”);
     WHEREAS, the Plan, prior to January 1, 2008, provided for both (1) employee voluntary deferrals of salary and bonus, and (2) employer contributions for purposes of restoring benefits lost by certain employees under the Molex Incorporated Profit Sharing and Retirement Plan (the “Profit Sharing Plan”) as a result of limitations imposed under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and the Internal Revenue Code of 1986, as amended (the “Code”);
     WHEREAS, the Company has determined that for ease in administration, it is in the Company’s best interest to spin-off, effective January 1, 2008, the portion of the Plan which provides for employee voluntary deferrals of salary and bonus to a separate plan which will be called the “Molex Executive Deferred Compensation Plan” and retain in this Plan solely the portion of the Plan that represents an excess benefit pertaining to the Profit Sharing Plan;
     WHEREAS, the Company also maintains the Molex Incorporated Supplemental Executive Retirement Plan, as amended (the “Old SERP”);
     WHEREAS, the terms and conditions of the Plan and the Old SERP relatively mirror each other and operationally are intended to be administered in the same manner;
     WHEREAS, the Company, based on the advice of counsel, has determined that amending the Old SERP for Code Section 409A will not adversely impact the participants in the Old SERP; and
     WHEREAS, to simplify administration of its excess benefit plans, the Company has determined that it is in its best interest to merge the Old SERP into the Plan and create a single, combined excess benefit plan.
     NOW, THEREFORE, in compliance with the foregoing, the Company amends and restates effective as of January 1, 2008, except where otherwise specifically provided, this Plan, to provide as follows:
ARTICLE 1. ESTABLISHMENT AND PURPOSES
     1.1 Establishment. Although originally adopted on January 1, 2005, the Plan is hereby amended and restated effective January 1, 2008. The Plan is a nonqualified retirement plan for key employees as described herein and is intended to comply with the provisions of Code Section 409A and any regulations issued thereunder.
     1.2 Purposes. The purposes of the Plan are as follows:
     (a) Restoration of Qualified Benefits. To restore the intended operation of the Profit Sharing Plan for a select group of management or highly compensated employees of an Employer by replacing benefits lost thereunder due to certain statutory restrictions.

     (b) Unfunded Plan. To be an unfunded plan maintained primarily to provide benefits for a select group of management or highly compensated employees within the meaning of §§201, 301, and 401 of ERISA, and therefore is further intended to be exempt from the provisions of Parts 2, 3, and 4 of Title I of ERISA.
     (c) Merger of the Old SERP and the Plan. To merge the Old SERP into this Plan effective as of January 1, 2008 for purposes of creating a single, integrated, combined excess benefit plan for administration purposes.
ARTICLE 2. DEFINITIONS
     Whenever used herein, the following terms shall have the respective meanings set forth below and, when intended, such terms shall be capitalized:
     2.1 “Account” means the bookkeeping ledger established for each Participant for the purpose of tracking:
     (a) Supplemental Company Contributions; and
     (b) the prior account balance, if any, valued as of December 31, 2007 and merged into this Account from the Old SERP on January 1, 2008, all adjusted periodically to reflect plus (or minus) any gains (or losses) accruing as a result of Investment Elections.
     2.2 “Affiliate” means any corporation, organization, or entity which is under common control with the Company or which is otherwise required to be aggregated with the Company pursuant to paragraphs (b), (c), (m), or (o) of Code §414.
     2.3 “Beneficiary” means the person, trust, or other entity designated by the Participant to receive benefits that may become payable hereunder upon his or her death pursuant to Section 5.4 of the Plan.
     2.4 “Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations and rulings issued thereunder. Reference to any section or subsection of the Code includes reference to any comparable or succeeding provisions of any legislation that amends, supplements or replaces that section or subsection.
     2.5 “Committee” means the Special Subcommittee of the Executive Committee of the Company’s Board of Directors.
     2.6 “Company” means Molex Incorporated, a Delaware corporation.
     2.7 “Disability” means the Participant is:
     (a) unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to last for a continuous period of not less than twelve (12) months; or
     (b) by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan of an Employer that then covers the Participant.
     2.8 “Distribution Date” means the earlier to occur of:
     (a) in the case of Separation from Service other than for death or Disability, the date specified in Section 5.2.
     (b) in the case of Disability, the date specified in Section 5.3;
     (c) in the case of death, the date specified in Section 5.4.
     2.9 “Election Form(s)” means the form(s) that the Participant must complete and return to the Company in order to elect the form of distribution with respect to the Participant’s Account under the Plan to be paid upon his/her relevant Distribution Date.
     2.10 “Employer” means the Company, and any corporation, organization or entity that is an Affiliate and either adopts the Plan pursuant to Section 12.1 or continues the Plan as a successor under Section 13.3.
     2.11 “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, or any successor thereto.
     2.12 “Forfeiture” means the unvested portion (in accordance with Section 4.2) of a Participant’s Account as of a participant’s Distribution Date.
     2.13 “Initial Eligibility Date” means, pursuant to Regulation Section 1.409A-2(a)(7)(iii), the first day of an eligible employee’s taxable year immediately following the first year the Company accrues a benefit (i.e., credits a Supplemental Company Contribution to his/her Account) for him/her under the Plan.
     2.14 “Investment Elections” shall have the same meaning as described in Section 8.1.
     2.15 “Old SERP” means the Molex Incorporated Supplemental Executive Retirement Plan (As Amended and Restated Effective as of January 1, 2007).
     2.16 “Participant” means an employee of an Employer who has been approved for eligibility by the Committee as provided in Article 3.
     2.17 “Plan” means the 2005 Molex Supplemental Executive Retirement Plan, as amended.
     2.18 “Plan Year” means the consecutive 12-month period beginning each January 1 and ending December 31.
     2.19 “Profit Sharing Plan” means the Molex Incorporated Profit Sharing and Retirement Plan, as amended, or any successor plan thereto.
     2.20 “Separation from Service” means the Participant’s termination of employment with the Employer for any reason, including retirement, death, or Disability, or as otherwise provided by the Department of Treasury or the Internal Revenue Service in regulations or other guidance promulgated under Code §409A.
     2.21 “Supplemental Company Contributions” means, the excess, if any, of:
     (a) the benefit the Participant otherwise would have been entitled to have credited to a separate account for his/her benefit under the Profit Sharing Plan for a given Plan Year if such benefit was calculated without regard to the following:
(i)	Code Section 415,

(ii)	Code Section 401(a)(17),

(iii)	Code Section 401(k)(3),

(iv)	Code Section 401(m)(2), and

(v)	Code Section 402(g), over
     (b) the actual benefit which the Participant is entitled to have credited to a separate account for his/her benefit for such given Plan Year under the Profit Sharing Plan; PLUS
     (c) any other discretionary amounts, if any, contributed by an Employer to the Participant’s Account.
     2.22 “Trust Agreement” or “Trust” means the trust agreement and the trust established by the Company for the Plan.
     2.23 “Trustee” means the Trustee named in the Trust Agreement and any duly appointed successor thereto.
     2.24 “Unforeseeable Emergency” means a severe financial hardship to a Participant resulting from an illness or accident of the Participant, the Participant’s spouse, the Participant’s beneficiary or a dependent (as defined in Code Section 152, without regard to section 152(b)(1), (b)(2), and (d)(1)(B)), loss of the Participant’s property due to casualty or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. Any distributions made on account of an Unforeseeable Emergency shall be made pursuant to Section 5.7.
     2.25 “Vested Benefit” means the amount equal to the vested portion (in accordance with Section 4.2) of a Participant’s Account at any time. All Vested Benefits shall be determined by valuing the Participant’s Account as of the close of the business day immediately prior to the Distribution Date.
ARTICLE 3. ELIGIBILITY AND PARTICIPATION
     3.1 Eligibility. To be eligible to participate in the Plan for a given Plan Year, an employee must be among a select group of management or highly compensated employees of an Employer, and selected for participation by the Committee, such that the Plan qualifies for the “top hat” exemption from most of the substantive requirements of Title I of ERISA, as described in

Section 1.2(b). Accordingly, the Committee may terminate the participation of any or all Participants in order to achieve and maintain this intended result; provided, however, such termination from participation shall not become effective until the first day of the next succeeding Plan Year. The Committee shall have the sole discretion to determine eligibility pursuant to the Plan. Notwithstanding the foregoing, an employee who was a participant in the Old SERP on December 31, 2007, shall immediately become a Participant in this Plan as of January 1, 2008 when his/her prior account balance under the Old SERP is credited to his/her Account under this Plan as of January 1, 2008.
     3.2 Notice of Eligibility. The Company shall notify eligible employees of their eligibility to participate in the Plan. An eligible employee shall be treated as initially eligible to participate in the Plan at his/her Initial Eligibility Date. Such eligible employee must file an Election Form related to payment of his/her Account within thirty (30) days of his/her Initial Eligibility Date. In the event such eligible employee does not file his/her Election Form related to payment of his/her Account within thirty (30) days of his/her Initial Eligibility Date, then such eligible employee’s initial Election Form shall be deemed to have elected the default form of distribution under Section 5.5(a) which is a lump-sum distribution.
     3.3 Right to Participation or Employment. No employee shall have the right to be selected to participate in this Plan or, having been so selected, to be selected to participate in any future Plan Year. Further, nothing in the Plan shall interfere with or limit in any way the right of an Employer to terminate any Participant’s employment at any time, nor confer upon any Participant a right to continue in the employ of an Employer.
     3.4 Effect of Subsequent Ineligibility. In the event a Participant ceases to be eligible for continued participation in the Plan for any reason, such individual shall become an inactive Participant, retaining all the rights relating to previous Supplemental Company Contributions as described under the Plan, until such time that such individual again is determined by the Committee to be an active Participant or until Separation from Service.
ARTICLE 4. COMPANY CONTRIBUTIONS
     4.1 Annual Company Contributions. For each Plan Year, the Company shall make a contribution, equal to the Supplemental Company Contribution for such Plan Year, to the Account of each Participant, if applicable.
     4.2 Vesting. A Participant shall have a vested non-forfeitable interest in his or her Account in accordance with the following:
     (a) General Rule. A Participant shall have a vested and non-forfeitable interest in that portion of his/her Account in accordance with the following schedule.

Years of Service	Vested Percentage
less than 2	0%
2	20%
3	40%
4	60%
5	80%
6 or more	100%

     (b) Accelerated Vesting. Notwithstanding paragraph (a) immediately above, a Participant shall be fully vested and have a non-forfeitable interest in his/her entire Account if:
(i)	the Participant attains age 65 while still an employee;

(ii)	the Participant dies or suffers a Disability while an employee.
     (c) Transferred Employee. An Employee who is transferred to or from a nonparticipating Affiliate shall be credited with service, for purposes of vesting, for all of his employment with the Employer and any nonparticipating Affiliate, before and after such transfer.
ARTICLE 5. DISTRIBUTION OF BENEFITS
     5.1 Time of Distribution. Unless specifically otherwise provided in this Article 5, distribution of a Participant’s Supplemental Company Contribution with respect to a given Plan Year shall commence no later than ninety (90) days following a Participant’s Distribution Date. Notwithstanding any other provision of the Plan to the contrary, in no event shall the distribution of any Supplemental Company Contribution with respect to a given Plan Year be accelerated to a time earlier than which it would otherwise have been paid, whether by amendment of the Plan, exercise of the Committee’s discretion, or otherwise, except as permitted by the Treasury Regulations issued or other governmental guidance provided pursuant to Code §409A.
     5.2 Benefits Upon Separation From Service. A Participant who has Separated from Service with an Employer other than on account of death or Disability shall receive payment of the balance in his or her Supplemental Company Contribution with respect to a given Plan Year no later than the tenth (10th) business day of the seventh calendar month following the Participant’s Separation from Service, and such payment shall be made in the following form:
     (a) Separation from Service On or After Attaining Age 59½. The Participant shall receive payments in accordance with the elections on the Participant’s currently effective Election Form(s);
     (b) Separation from Service Before Attaining Age 59½. Notwithstanding any election related to form on the Participant’s currently effective Election Form(s), the Participant shall receive a single lump sum payment.
     5.3 Benefits Upon Disability. A Participant who has incurred a Disability shall receive distribution of his or her Supplemental Company Contribution with respect to a given Plan Year no later than ninety (90) days following the Committee determination of the Participant’s Disability. The Committee shall have the sole discretionary authority to determine whether a Participant has incurred a Disability. Payment or payments shall be made in the form or forms elected by the Participant on the Participant’s currently effective Election Form(s).
     5.4 Benefits Upon Death. Notwithstanding any election related to form on the Participant’s currently effective Deferral Form(s), upon a Participant’s death, the Committee shall pay to the Participant’s Beneficiary a benefit equal to the remaining balance in the Participant’s Account in a single lump sum payment. Payment shall be made no later than ninety (90) days following the Participant’s death.

     5.5 Payment Forms. A Participant shall be able to elect his/her form of distribution with respect to his/her Supplemental Company Contribution with respect to a given Plan Year in accordance with rules established by the Committee. With respect to the first Election Form filed after the Participant’s Initial Eligibility Date, the form of payment elected on that initial Election Form shall remain in place for all subsequent Plan Year’s Supplemental Company Contributions made to a Participant’s Account until such Participant files a new Election Form electing a different form of payment prospectively to become effective as of the first day of the immediately following Plan Year in which such new Election Form if filed. For clarification, any subsequent Election Form shall not alter any prior Plan Year’s Supplemental Company Contributions which are subject to a prior Election Form. In the event a Participant does not file an Election Form specifying a form of distribution, then Participant shall be deemed to have elected the default form of distribution which is a lump-sum distribution.
     (a) Default Form of Distribution. Unless a Participant otherwise elects in accordance with paragraph (b) below, a Participant’s Supplemental Company Contribution with respect to a given Plan Year shall be paid in a single lump sum.
     (b) Forms of Distribution. In lieu of a lump sum form of payment, a Participant may elect to receive distribution of his/her Supplemental Company Contribution with respect to a given Plan Year (adjusted by earnings/losses) in the form of substantially equal annual installment payments upon the relevant Distribution Date. A Participant may select the number of years within the options provided by the Committee in the Election Form over which the Supplemental Company Contribution with respect to a given Plan Year is to be paid, up to a maximum of five years. Such election shall be made on the Election Form required by the Committee. During the payout period, earnings shall accrue on a Participant’s Supplemental Company Contribution with respect to a given Plan Year in the manner provided in Section 6.2. The amount of each installment payment shall be equal to the balance remaining in the Participant’s Account related to such Supplemental Company Contribution (adjusted by earnings/losses) with respect to a given Plan Year immediately prior to each such payment, multiplied by a fraction, the numerator of which is one, and the denominator of which is the number of installment payments remaining, with the last installment consisting of the balance of the Participant’s vested Supplemental Company Contribution (adjusted by earnings/losses) with respect to a given Plan Year, as liquidated to completely settle the Supplemental Company Contribution (adjusted by earnings/losses) owed with respect to a given Plan Year.
     5.6 Changes to Time and Form of Payment. Notwithstanding anything to the contrary in this Article 5 or the Plan, the only Participants who are eligible to avail themselves of the provisions of this Section 5.6 to file a subsequent Election Form relating to a previously-made Supplemental Company Contribution for a given Plan Year are those Participants who were defaulted to a lump sum form of distribution pursuant to Section 3.2 due to an inability to file an initial Election Form within thirty (30) days of his/her Initial Eligibility Date.
     (a) Five (5) Year Rule. A Participant who has been defaulted to a lump sum distribution under Section 3.2 may later change such defaulted election to installment payments and may select the number of years within the options provided by the Committee in the Election Form over which the Supplemental Company Contribution (adjusted by earnings/losses) with respect to a given Plan Year is to be paid, up to a maximum of five years; provided, the first installment payment shall be deferred to a date that is at least five years after the date the lump sum distribution would otherwise have been made.

     (b) Twelve (12) Month Rule. Any such election changes shall be completed in accordance with Committee rules, and shall not be effective unless made more than twelve (12) months before the date payment would otherwise be made or begin to be made and additionally, such change election shall not become effective for twelve (12) months after such change election is filed with the Committee. Notwithstanding the foregoing, in accordance with Code §409A, election changes that have the effect of accelerating the time for payment shall be prohibited.
     5.7 Unforeseeable Emergency.
     (a) Request for Distribution. A Participant may request that all or a portion of his or her vested Account balance be distributed at any time by submitting a written request to the Committee demonstrating that he or she has suffered an Unforeseeable Emergency, and that the distribution is necessary to alleviate the financial hardship created by the Unforeseeable Emergency.
     (b) Committee Determination. The Committee shall have the sole discretionary authority to determine whether a Participant has suffered an Unforeseeable Emergency. Whether a Participant has suffered an Unforeseeable Emergency shall be determined based on the relevant facts and circumstances of each case. In making such a determination, the Committee shall take into account the extent that such Unforeseeable Emergency is or may be relieved through reimbursement or compensation by insurance or otherwise, or by liquidation of the Participant’s assets (unless such liquidation itself would cause a severe financial hardship).
     (c) Timing of Distribution. Upon the finding that the Participant has suffered an Unforeseeable Emergency, the Committee shall distribute to the Participant in a lump sum that portion of his or her Account necessary to satisfy the Unforeseeable Emergency, plus taxes attributable thereto. Distributions made pursuant to this Section 5.7 shall be made no later than ninety (90) days after the Committee has reviewed and approved the request. Notwithstanding the foregoing, distributions due to Unforeseeable Emergencies shall only be made in accordance with regulations promulgated by the Department of Treasury or other guidance issued by the Internal Revenue Service under Code §409A.
     5.8 Source of Assets for Benefits. All Vested Benefits shall be paid first from the Trust, to the extent assets exist in the Trust and then, as necessary, by the Employer from other general assets.
     5.9 Forfeitures. Any Forfeitures triggered in a given Plan Year shall be allocated to all Participants who received a Supplemental Company Contribution for that Plan Year in which the Forfeiture occurred in the same manner as the Profit Sharing Plan.
     5.10 Withholding of Taxes. The Employer shall have the right to require Participants to remit to the Employer an amount sufficient to satisfy Federal, state, and local tax withholding requirements, or to deduct from all payments made pursuant to the Plan amounts sufficient to satisfy such withholding requirements.

ARTICLE 6. INDIVIDUAL ACCOUNTS
     6.1 Participants’ Accounts. The Employer shall establish and maintain individual Accounts for each Participant hereunder. The establishment and maintenance of Participants’ Accounts, however, shall not be construed as entitling any Participant to any specific assets of an Employer. Supplemental Company Contributions for a given Plan Year shall be credited to a Participant’s Account annually during the immediately following Plan Year after the relevant computations have during completed under the Profit Sharing Plan.
     6.2 Earnings and Losses. Each Participant’s Supplemental Company Contributions for a given Plan Year shall be credited with earnings (or losses) thereon daily or some less frequent time period as agreed upon by the Committee and the Trustee. Such earnings (or losses) shall be based upon the actual returns achieved pursuant to the Investment Elections of each Participant.
     6.3 Distributions. There shall be charged against each Participant’s Supplemental Company Contributions for a given Plan Year any payments of Vested Benefits made to the Participant or to a Participant’s Beneficiary and any Forfeitures associated therewith.
     6.4 Participant Statements. Statements that identify the Participant’s Account balance shall be provided to Participants on a basis no less frequent than quarterly.
ARTICLE 7. THE TRUST
     7.1 Establishment of Irrevocable Trust. The Company has established an Irrevocable Trust, governed by the Trust Agreement, (which shall be a grantor trust within the meaning of Code §§671-678) with the Company as the grantor, for the benefit of Plan Participants and Beneficiaries of Participants, as appropriate. The Trust shall receive and hold the Supplemental Company Contributions, and earnings (or losses) thereon, and shall make the payments provided by the Plan. The Trust fund shall be held and invested by the Trustee at the direction of the Committee and in accordance with the Trust Agreement.
     7.2 Trustee. The Trust shall have an independent Trustee (such Trustee to have a fiduciary duty to carry out the terms and conditions of this Plan) as selected by the Company, and shall have restrictions as to the Company’s ability to amend the Trust or to cancel benefits provided thereunder. Except to the extent that investments of the Trust fund are subject to the direction of the Committee pursuant to Section 7.3, or to the direction of investment managers appointed pursuant to Section 7.4, the Trustee shall have the sole and exclusive responsibility for investing the Trust fund.
     7.3 Investment Funds. Except as provided in Section 7.4, the Trust shall consist of two or more separate investment funds as selected from time to time by the Committee among which Participants may elect to have their respective Accounts invested. Subject to the provision of Section 7.4, the Committee shall have the authority to select and change the number of investment funds available and to set the investment guidelines of each investment fund and to otherwise set policy and establish the funding strategies utilized by the Trust, as the Committee may deem appropriate. All or any portion of any investment fund may, on a temporary basis, be retained in cash or invested in property other than that specified as the primary type of investment for such investment fund. Any investment fund may be partially or entirely invested in any common or commingled fund that is invested in property of the kind specified for such investment fund.

     7.4 Investment Managers. The Committee may designate one or more investment managers to control and manage (including the power to direct the acquisition and disposition of) the investment funds and to make professional investment decisions or recommendations. The Committee shall not be liable for any act or omission of such investment managers, except as required by law.
     7.5 Assets. Assets contained in the Trust shall at all times be specifically subject to the claims of the Employer’s general creditors in the event of bankruptcy or insolvency; such terms shall be specifically defined within the provisions of the Trust, along with a required procedure for notifying the Trustee of any such bankruptcy or insolvency.
     7.6 Funding. The Employer shall contribute cash or cash equivalents to the Trust for the benefit of Participants as soon as practicable after the amount of the Supplemental Company Contribution is known for each respective Participant. The aggregate amount to be so contributed by the Employer on a periodic basis to the Trust shall be equal to the aggregate Supplemental Company Contribution of all Participants.
ARTICLE 8. INVESTMENT ELECTIONS AND ALLOCATIONS
     8.1 Investment Election. Subject to the provisions of Section 7.4, each Participant shall make an Investment Election to invest his or her Account among the investment funds provided for in Section 7.3 in any combination in multiples of one percent (1%). To the extent that a Participant shall have made no election hereunder, such Participant’s Account shall be allocated to the investment fund having investment guidelines that contemplate the least risk of loss of principal as determined by the Committee. To the extent that a Participant makes no new election provided for hereunder in accordance with this Section 8.1, the allocation of his or her Account among the investment funds shall remain unchanged.
     8.2 Change of Prior Election. Subject to rules and procedures as the Committee may establish, each Participant may change the allocation of his Account among the investment funds provided for in Section 7.3 by making a new Investment Election. The Committee shall have the authority and discretion to limit reallocation or trading practices that the Committee or an Investment Manager determines to be abusive or adverse to the investment fund or to the interests of other Plan participants.
     8.3 Form of Election. The Investment Elections shall be made in such form and in such manner as the Committee shall prescribe.
     8.4 Transfer of Funds. When an amount or amounts must be transferred between investment funds by reason of a Participant’s election hereunder, such amount shall be transferred to one or more of the other investment funds pursuant to such election as soon as practical.
     8.5 Allocating Distributions. Any time a distribution (as defined in Section 6.3) of part or all of the amount allocated to the Account of a Participant is made pursuant to this Plan, a pro rata share of such distribution shall be made from each investment fund in which said Account is invested.

ARTICLE 9. BENEFICIARY DESIGNATION
     9.1 Designation of Beneficiary. Each Participant shall be entitled to designate a Beneficiary or Beneficiaries who, upon the Participant’s death, shall receive the amounts that otherwise would have been paid to the Participant under the Plan. All designations shall be signed by the Participant, and shall be in a form prescribed by the Committee. The Participant may change his or her designation of Beneficiary at any time, on a form prescribed by the Committee. The filing of a new Beneficiary designation form by a Participant shall automatically revoke all prior designations by that Participant. Notwithstanding the foregoing, such new Beneficiary designation is not effective until received by the Committee during the Participant’s lifetime.
     9.2 Death of Beneficiary. In the event that all the Beneficiaries named by a Participant, pursuant to Section 9.1 herein, predecease the Participant, the Supplemental Company Contributions that would have been paid to the Participant shall be paid to the Participant’s estate.
     9.3 Ineffective Designation. In the event the Participant does not designate a Beneficiary, or for any reason such designation is ineffective in whole or in part, the ineffectively designated amounts shall be paid to the Participant’s estate.
ARTICLE 10. ADMINISTRATION
     10.1 The Committee. This Plan shall be administered by the Committee in accordance with any rules and regulations that the Committee shall establish from time to time, which are consistent with the provisions of this Plan.
     10.2 Authority of the Committee. The Committee shall have full power to make any determination that may be necessary or advisable for the Plan’s administration including, but not limited to, the following:
     (a) select employees for participation in the Plan, including anyone who is a key employee;
     (b) determine the amount of Supplemental Company Contributions, if any;
     (c) select and change from time to time the investment funds available;
     (d) construe and interpret the Plan and any agreement or instrument entered into hereunder;
     (e) determine whether a Participant has incurred a Disability or suffered an Unforeseeable Emergency; and
     (f) establish, amend, or waive rules and regulations for the Plan’s administration.
     10.3 Delegation of Committee Members’ Powers. A Committee member may delegate any or all of his or her rights, powers, duties, and discretions to any other Committee member, with the consent of the latter. The Committee may delegate any or all of its powers, rights, duties, and discretions to an individual to act as “Administrator” who may, but need not be, a Committee member or an employee of the Company. Such delegation and the acceptance thereof by such individual shall be in writing and written notice of such delegation shall be given to the Company.

To the extent the Committee has delegated its powers, rights, duties, and discretions to an Administrator, the term “Committee” as used in this Plan shall include such Administrator.
     10.4 Manner of Action of the Committee. The Committee members may act by meeting, or by writing signed without meeting, and may sign any document by signing one document or concurrent documents.
     10.5 Decisions Binding. All determinations and decisions made by the Committee pursuant to the provisions of the Plan shall be final, conclusive, and binding on all persons, including the Employer, its owners, employees, Participants, and their estates and Beneficiaries.
     10.6 Indemnification. The Company shall indemnify and hold the members of the Committee, its and their delegates and each Employer’s directors, officers, and employees harmless from all claims, liabilities, and costs (including reasonable attorneys’ fees) arising out of the good faith performance of their functions hereunder.
     10.7 Claims Procedures. Claims for benefits under the Plan shall be determined by the Committee, which shall have the sole discretionary authority to interpret the Plan, to determine factual matters under the Plan and to decide claims for benefits under the Plan. The claims procedures used by the Committee under the Plan shall be the claims procedures set forth in the Profit Sharing Plan for claims for benefits under the Profit Sharing Plan. Benefits shall be paid under the Plan only if the Committee determines in its discretion that the claimant is entitled to them.
ARTICLE 11. AMENDMENT AND TERMINATION
     11.1 Right to Terminate and Amend. The Committee hereby reserves the right to amend, modify, and/or terminate the Plan at any time. While the Company contemplates carrying out the provisions of the Plan indefinitely, the Company shall be under no obligation or liability to maintain the Plan for any minimum or other amount of time.
     11.2 Notice of Termination. Upon any termination of the Plan in its entirety, the Committee shall give written notice thereof to the Trustee and to each Participant.
     11.3 Effect of Termination. Except as provided by law, upon any termination of the Plan, the Company shall thereafter be under no obligation, liability, or responsibility to make any future contribution or other payment to the Trustee on behalf of any Participant or any other person, trust, or fund for any purpose under or in connection with the Plan except as provided in Section 13.1. Notwithstanding the foregoing, all other provisions of the Plan concerning the investment of Accounts and distribution of benefits shall continue. No distributions of any Account shall be made or accelerated on account of the termination of the Plan except as otherwise permitted by §409A of the Code or regulations issued thereunder.
     11.4 Limitations on Amendments. The provisions of this Article 11 are subject to and limited by the following restrictions:
     (a) No such amendment or termination shall in any manner adversely affect any Participant’s rights to contributions previously made, or to Pay previously deferred, or earnings thereon, without the consent of the Participant.

     (b) The provisions of the Trust may only be amended or modified with the written consent of both the Company and the Trustee.
     11.5 Merger, Consolidation, Reorganization, or Transfer.
     (a) General Rule. The merger, consolidation, or reorganization of the Company, or the sale or transfer by it of all or substantially all of its assets shall not terminate the Plan if there is delivery to the Company by the Company’s successor or by the purchaser of all or substantially all of the Company’s assets, of a written instrument requesting that the successor or purchaser be substituted for the Company and agreeing to perform all the provisions hereof which the Company is required to perform. Upon the receipt of said instrument, with the approval of the Company, the successor or the purchaser shall be substituted for the Company herein, and the Company shall be relieved and released from any obligations of any kind, character, or description herein or in any trust agreement imposed upon it.
     (b) No Assumption of Plan by Company’s Successor. In the event that the Plan is not assumed by the Company’s successor or by the purchaser of all or substantially all of the Company’s assets in a merger, consolidation, reorganization or sale/transfer of the Company, then notwithstanding anything to the contrary, the Company shall only be permitted to freeze the Plan to new participants as of such transactional date but not terminate the Plan as of such transactional date. Current Participants as of such transactional date who are not yet fully vested in their Account pursuant to Section 4.2 shall be permitted to continue vesting in their Account following such amendment to freeze as of the transactional date. Notwithstanding Section 11.1, the Company shall not be permitted to terminate and liquidate the Plan until all Participants have become fully vested under Section 4.2 following such transactional date.
ARTICLE 12. PARTICIPATION IN AND WITHDRAWAL
FROM THE PLAN BY AN EMPLOYER
     12.1 Affiliate Participation in the Plan. Any Affiliate which desires to become an Employer hereunder may elect, with the consent of its board of directors, to become a party to the Plan and Trust Agreement by adopting the Plan for the benefit of its eligible employees, effective as of the date specified in such adoption:
     (a) by filing with the Company a certified copy of a resolution of its board of directors to that effect, and such other information as the Company may require; and
     (b) by the Company’s filing with the then Trustee a copy of such resolution, together with a certified copy of resolutions of the adopting organization’s board of directors approving such adoption.
The adoption resolution may contain such specific changes and variations in Plan or Trust Agreement terms and provisions applicable to such adopting Employer and its employees as may be acceptable to the Company and the Trustee. However, the Company reserves the sole, exclusive right of any other amendment of whatever kind or extent to the Plan or Trust Agreement. The Company may not amend specific changes and variations in the Plan or Trust Agreement terms and provisions as adopted by the Employer in its adoption resolution without the consent of such Employer. The adoption resolution shall become, as to such adopting organization and its employees, a part of this Plan as then amended or thereafter amended and the related Trust Agreement. It shall not be necessary for the adopting organization to sign or execute the original or then amended Plan and Trust Agreement documents. The coverage date of the Plan for any such adopting organization shall be that stated in the resolution or decision of adoption, and from and after such effective date, such adopting organization shall assume all the rights, obligations, and liabilities of an individual employer entity hereunder and under the Trust Agreement. The administrative powers and control of the Company, as provided in the Plan and Trust Agreement, including the sole right to amendment, and of appointment and removal of the Committee, the Trustee, and their successors, shall not be diminished by reason of the participation of any such adopting organization in the Plan and Trust Agreement.
     12.2 Withdrawal from the Plan. Any Employer, by action of its board of directors or other governing authority, may withdraw from the Plan and Trust Agreement after giving 90 days’ notice to the Company, provided the Company consents to such withdrawal. The Company shall thereafter be under no obligation, liability or responsibility to make any future contribution or other payment to the Trustee on behalf of any employee or any other person with respect to such Employer under the Plan. No distributions of any Account shall be made or accelerated on account of the Employer’s withdrawal except as otherwise permitted by §409A of the Code or regulations issued thereunder.
ARTICLE 13. MISCELLANEOUS
     13.1 Costs of the Plan. All costs of implementing and administering the Plan shall be borne by the Employer.
     13.2 Nontransferability. Participants’ rights to their Accounts under the Plan may not be sold, transferred, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. In no event shall the Employer make any payment under the Plan to any assignee or creditor of a Participant or to any assignee or creditor of a Participant’s Beneficiary.
     13.3 Successors. All obligations of the Employer under the Plan shall be binding upon and inure to the benefit of any successor to the Employer, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Employer.
     13.4 Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.
     13.5 Applicable Law. To the extent not preempted by federal law, the Plan shall be governed by and construed in accordance with the laws of the state of Illinois.
     13.6 Gender and Number. Except when otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular and the singular shall include the plural.